EXHIBIT 11.1
                           FREEPORT-McMoRan INC.
                 COMPUTATION OF NET INCOME PER COMMON AND
                          COMMON EQUIVALENT SHARE

                                     Three Months Ended     Nine Months Ended
                                        September 30,        September 30,
                                     ------------------   -------------------
                                       1995      1994       1995       1994
                                     --------  --------   --------   --------
                                    (In Thousands, Except Per Share Amounts)
Primary:
  Net income applicable to
    common stock                      $24,503    $6,044   $309,379    $23,051
                                      =======    ======   ========    =======

  Average common shares
    outstanding                        28,115    22,973     25,129     23,154
  Common stock equivalents:
    Stock options                         345        61        193        102
                                       ------    ------     ------     ------
  Common and common equivalent
    shares                             28,460    23,034     25,322     23,256
                                       ======    ======     ======     ======
  Net income per common and
    common equivalent share              $.86      $.26     $12.22       $.99
                                         ====      ====     ======       ====

Fully diluted:
  Net income applicable to
    common stock:
  Net income                          $24,503    $6,044   $309,379    $23,051
  Plus preferred dividends               -         -         7,660       -
  Plus interest, net of tax
    effect, on convertible
    subordinated debentures              -         -        15,921       -
                                      -------    ------   --------    -------
  Net income applicable to
    common stock                      $24,503    $6,044   $332,960    $23,051
                                      =======    ======   ========    =======
  Average common shares
    outstanding                        28,115    22,973     25,129     23,154
  Common stock equivalents:
    Stock options                         452        61        345        102
  Convertible securities:
    Preferred stock                      -         -           913       -
    Convertible subordinated
      debentures                         -         -         3,126       -
                                      -------   -------     ------    -------
  Common and common equivalent
    shares                             28,567    23,034     29,513     23,256
                                       ======    ======     ======     ======
  Net income per common and
    common equivalent share              $.86      $.26     $11.28       $.99
                                         ====      ====     ======       ====